EXHIBIT 99.1

SENOMYX ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

Recent Accomplishments Include:

•                 Receipt of GRAS (Generally Recognized As Safe) designation for Sucralose Enhancer S2383, which allows commercialization in the U.S. and elsewhere

•                 New collaboration with Firmenich SA for commercialization of S2383

•                 Initiation of safety studies to support  regulatory filings for Sucrose (table sugar) Enhancer S6973

•                 Achievement of a  milestone in collaboration with Solae to develop bitter blockers that improve the taste of hydrolyzed soy protein

•                 Achievement of a milestone in collaboration with The Coca-Cola Company related to Senomyx’s discovery of a promising new flavor ingredient

SAN DIEGO, CA – November 6, 2008 – Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the second quarter ended September 30, 2008.  Revenues were $13.7 million for the nine months ended September 30, 2008, compared to $11.9 million for the nine months ended September 30, 2007, an increase of 15%.  As of September 30, 2008, the Company had cash, cash equivalents, and short term investments of approximately $43.2 million.

“Senomyx had outstanding accomplishments during the past few months,” said Kent Snyder, President and Chief Executive Officer of the Company.  “The recent GRAS (Generally Recognized As Safe) designation for our sucralose enhancer, S2383, was a milestone that validates Senomyx’s discovery, development, and regulatory expertise.  Within 18 months of its discovery, S2383 has achieved regulatory status that allows commercialization in the U.S. and elsewhere.  In addition, Senomyx has entered into a new collaboration with Firmenich regarding commercialization of S2383 that we believe will provide us with the best opportunity to maximize the long term revenue potential of this new flavor ingredient.”

As announced this morning, Senomyx and Firmenich SA, the world’s largest privately-owned fragrance and flavor company, have entered into a collaborative commercialization and license agreement for S2383.  During the collaborative period, Firmenich will be granted exclusive rights on a worldwide basis to commercialize S2383 in virtually all product categories.  Upon commercialization, Firmenich has agreed to pay Senomyx royalties on all sales of S2383 when it is sold either on a stand-alone basis or within a flavor system.

S2383 is intended to enhance the taste of sucralose, a high-intensity sweetener used in numerous beverages and foods such as confectionaries, baked goods, desserts, and dairy products, as well as over-the-counter (OTC) healthcare products and dietary supplements.  In taste tests with simple product prototypes, S2383 allowed the sucralose content to be reduced by up to 75% while maintaining the desired sweet taste.  By enabling the reduction of sucralose, S2383 may enable manufacturers to decrease their costs of goods and potentially improve the taste characteristics of certain products.

“We believe Firmenich’s capabilities and existing strong customer relationships may facilitate market acceptance for the use of S2383 in a wide variety of products,” Snyder added.  “It is noteworthy that Firmenich is well-established in both food and non-food consumer markets, and their broad rights will allow them to reach customers that we would not be able to access alone.”

Senomyx also had notable advances with several of the Company’s Discovery & Development programs during the past quarter.  “We are moving forward with development activities needed to support regulatory filings for S6973, an exceptional enhancer of sucrose,” Snyder stated.  “Taste tests with food and beverage prototypes demonstrated that S6973 enabled up to 50% reduction of sucrose, allowing a substantial decrease in calories while maintaining the full sweet taste with no off-tastes.  Recent progress with S6973 includes initiation of safety studies and demonstrations of efficacy in additional types of products.

“The need to reduce salt in consumer products is also imperative for food and beverage companies,” Snyder explained.  “We believe that Senomyx’s recent discovery of a number of enhancers of sodium chloride that are active in our salt receptor assays is an important step toward our goal of identifying enhancers that are effective in taste tests.  The ability to decrease sodium chloride without a negative impact on taste could be significant for manufacturers who want to offer reduced-sodium products to their customers.”

As announced previously, Senomyx and Solae, the leading supplier of soy protein for food products, reached critical milestones in the companies’ collaboration to develop bitter blockers that improve the taste of certain soy-based products.  In addition, Senomyx received a milestone payment from The Coca-Cola Company related to Senomyx’s discovery of a promising new flavor ingredient.  “We are pleased that our colleagues at Solae and Coca-Cola have recognized the progress being made in our collaborations through their milestone payments.  The advances made in these collaborations are indications of the potential benefits that Senomyx can bring to our partner companies,” Snyder said.

“I’d also like to note that Dr. Roger Tsien, a founder of the Company and a member of Senomyx’s Scientific Advisory Board, was recently awarded the Nobel Prize in Chemistry for 2008 by The Royal Swedish Academy of Sciences,” Snyder added.  Dr. Tsien was cited for his seminal contributions regarding understanding the chemistry of the fluorescence properties of the green fluorescent protein, GFP, and other members of the GFP family.  The modified GFPs developed by Dr. Tsien provide the means to analyze protein-protein interactions and changes in protein structure, such as the binding of ligands by receptors.  Senomyx has licensed the use of patented GFP technology in the flavor and fragrance field.

“Senomyx is privileged to be working with Dr. Tsien and fortunate to have benefited from his scientific expertise and advice since the establishment of the Company,” Snyder commented.  “We appreciate his scientific guidance and applaud his being named a new Nobel Laureate.”

Also during the quarter, Senomyx increased its intellectual property portfolio of proprietary taste receptor technologies.  As of September 30, 2008, Senomyx is the owner or exclusive licensee of 137 issued patents and 422 pending patent applications in the U.S., Europe, and elsewhere.

Program Updates:

•                                          Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining Senomyx’s savory flavors with other ingredients to create unique new flavors.  Since mid-2007, Nestlé has been marketing a small number of new bouillon and culinary aid food products that contain Senomyx’s savory flavor ingredients in the Pacific Rim and Latin America.  During 2008, Nestlé increased the number of products being marketed and expanded its commercialization activities in these regions.  Nestlé is currently conducting product development and consumer testing with both new and reformulated established products in larger countries that are high-volume users of MSG.  Senomyx expects that Nestlé will continue to conduct these activities in preparation for additional product launches.

•                                          Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  On November 5, 2008 Senomyx announced receipt of a GRAS (Generally Recognized As Safe) regulatory designation for S2383, a novel enhancer of the high-intensity sweetener sucralose.  The GRAS status allows S2383 to be commercialized in the U.S. and other countries.  Senomyx has evaluated S2383 in beverages, yogurt, baked goods, and other product prototypes.

Senomyx has initiated development activities for S6973, a new sucrose enhancer that enabled up to 50% reduction of sucrose in taste tests with beverage, yogurt, cereal, cookie, condiments, hard candy, and other product prototypes while maintaining the full sweet taste with no off-tastes.  The development phase includes scale-up activities, analysis of physical properties, and safety studies to support regulatory filings for S6973 in the U.S. and elsewhere.  Safety studies have been initiated and additional product prototypes that incorporate S6973 are being prepared for evaluation by the Company’s current and potential future collaborators.

Senomyx’s discovery efforts are now focused on using the Company’s proprietary technology to identify enhancers of fructose, a key component of high fructose corn syrup, a sweetener used in numerous food and beverage products.  Samples that are active in the screening assay are being scaled up in preparation for taste tests.

•                                          Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Senomyx has two collaborators for the Bitter Blocker Program.  In the first collaboration, Senomyx received a milestone payment upon demonstrating the ability of S5105 and other bitter blockers to provide a statistically significant reduction in the bitterness of several variations of the partner’s product and additional product prototypes in proof-of-concept taste tests.  Recently, Senomyx identified S0812 and S6821, which demonstrated improved bitter blocking properties in taste tests.  Preparations are underway for the collaborator to conduct further taste evaluations in its products.

During the quarter, Senomyx reached critical milestones in its collaboration with Solae, which involves the discovery and development of new bitter blockers that modulate and control bitterness in certain soy-based products.  The milestones were related to Senomyx’s demonstration that it is possible to block the receptors responsible for the bitter taste associated with hydrolyzed soy protein.  Promising blockers that were effective in the screening assay are being optimized and scaled-up for taste tests.

•                                          Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Earlier this year, Senomyx announced a scientific breakthrough with the discovery of SNMX-29, the protein the Company believes is the primary receptor responsible for human salt taste.  Senomyx developed new screening assays based on SNMX-29, and screening of the Company’s libraries is ongoing.  The recent discovery of sodium chloride (table salt) enhancers that are active in the assays is a significant step forward.  In addition, several of these were also effective enhancers of potassium chloride in the assays.  Potassium chloride is often used to help maintain a salty taste in low-sodium products, but its use is limited due to undesirable off-tastes.  An enhancer that facilitates reduction of potassium chloride could enable further decreases in sodium content without unwanted taste effects.  Enhancers that were active in the assays are being optimized and scaled up for initial taste tests.

•                                          High Potency Sweetener Program:  The goals of this program are to identify novel low- or non-caloric natural high potency sweeteners and to improve upon the taste and physical properties of currently marketed high potency sweeteners.  Senomyx has been expanding its natural products library with thousands of additional samples.  The Company has identified multiple natural sample extracts that were active in the sweet receptor screening assay.  These samples, which typically contain mixtures of ten or more components, are being purified in preparation for evaluation in taste tests.  Senomyx recently validated its natural screening and purification processes by demonstrating that the Company’s methodologies can be used to identify and isolate a known natural sweetener from a complex plant extract.

•                                          Cool Flavor Program:  The goal of the Cool Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has initiated screening of samples using a proprietary high-throughput screening assay designed to identify potential new cooling agents.  Samples that have demonstrated activity in the assay are being further characterized and prepared for taste testing.

Financial Review:

Revenues were $13.7 million for the nine months ended September 30, 2008, compared to $11.9 million for the nine months ended September 30, 2007, an increase of 15%.  The increase was primarily due to recognition in 2008 of four months of revenue related to the expansion of Senomyx’s collaboration with Ajinomoto in 2007.  In August 2007, Senomyx received an $8.0 million upfront payment related to this collaboration expansion.  The upfront payment was recognized as revenue ratably over the nine month period from August 2007 through April 2008.  The increase was also due to Senomyx’s recognition of three research milestones in 2008, as compared to one in 2007.  Revenues were $4.0 million for the third quarter of 2008, compared to $5.1 million for the third quarter of 2007, a decrease of 20%.  The decrease is primarily due to the recognition of revenue in the third quarter of 2007 related to the expansion of Senomyx’s collaboration with Ajinomoto.  Decreases were partially offset by the recognition of two research milestones and cost reimbursements in the third quarter of 2008.

Research and development expenses, including non-cash stock-based compensation expense, were $23.9 million for the nine months ended September 30, 2008, compared to $21.5 million for the nine months ended September 30, 2007, an increase of 11%.  These increases were primarily due to higher personnel-related expenses associated with an increase in the number of employees engaged in research and development activities.  Also contributing to these increases were higher outside services expenses, primarily attributable to an increase in costs for outsourced activities in support of regulatory filings and outsourced research activities.  Research and development expenses, including non-cash stock-based compensation expense, were $7.7 million for the third quarters of 2008 and 2007.

General and administrative expenses, including non-cash stock-based compensation expense, were $9.8 million for the nine months ended September 30, 2008, compared to $10.2 million for the nine months ended September 30, 2007, a decrease of 3%.  General and administrative expenses, including non-cash stock-based compensation expense, were $3.1 million for the third quarter of 2008, compared to $3.0 million for the third quarter of 2007, an increase of 4%.

The net loss for the nine months ended September 30, 2008 was $0.62 per share, compared to $0.57 per share for the nine months ended September 30, 2007.  The net loss for the third quarter of 2008 was $0.21 per share, compared to a net loss of $0.16 per share for the third quarter of 2007.

“The third quarter financial results continued to meet the Company’s expectations,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “Looking forward to the year-end results, we are not making any changes to our financial guidance at this time.  Our total operating expenses are currently expected at the lower end of the guidance range.  Our ability to meet other financial guidance parameters continues to be dependent upon a number of factors including the timing of scientific progress, the achievement of milestones and the success of business development activities.”

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-679-8040, and international callers should dial 617-213-4851, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 68870795.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PWX9QVL7D. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto Senomyx’s website at http://www.senomyx.com and click on the Investor Relations tab.  The archived webcast will be available for 30 days following the presentation.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value of S6973 and S2383; Senomyx’s ability or Firmenich’s ability to commercialize S2383 and market acceptance of S2383; the potential benefits to Senomyx from a collaboration with Firmenich for the commercialization of S2383 as a sucralose enhancer; Senomyx’s projected financial results for 2008; the size and growth rate of any market for Senomyx’s products; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and continue to commercialize products incorporating Senomyx’s flavor ingredients in foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; our ability to secure necessary or desirable intellectual property rights; and whether any published scientific discoveries of Senomyx contribute to commercial products or Senomyx’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; S2383 may not be useful or cost-effective for formulation into products; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen Senior Vice President, Chief Financial and Business Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$4,035	$5,053	$13,670	$11,857

Operating expenses:

Research and development (including $516, $776, $1,740 and $1,977, respectively, of non-cash stock-based compensation)	7,656	7,668	23,942	21,480

General and administrative (including $942, $1,056, $3,021 and $3,321, respectively, of non-cash stock-based compensation)	3,106	2,999	9,824	10,177
Total operating expenses	10,762	10,667	33,766	31,657

Loss from operations	(6,727)	(5,614)	(20,096)	(19,800)

Interest income	248	852	1,117	2,607

Net loss	$(6,479)	$(4,762)	$(18,979)	$(17,193)

Basic and diluted net loss per share	$(0.21)	$(0.16)	$(0.62)	$(0.57)

Weighted average shares used in computing basic and diluted net loss per share	30,617	30,394	30,580	30,283

Condensed Balance Sheets

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$43,163	$62,624
Other current assets	2,791	2,090
Property and equipment, net	14,169	14,535
Total assets	$60,123	$79,249

Accounts payable, accrued expenses and other current liabilities	$5,073	$5,779
Deferred revenue	2,180	6,721
Leasehold incentive obligation	8,309	9,049
Deferred rent	1,227	1,073
Stockholders’ equity	43,334	56,627
Total liabilities and stockholders’ equity	$60,123	$79,249